November 4, 2011

Dear Investor,

On October 26, 2011, we closed on the sale of the ASC Building, an office building owned in the Behringer Harvard Mid-Term Value Enhancement Liquidating Trust, successor in interest to Behringer Harvard Mid-Term Value Enhancement Fund I LP (the “Fund”), for a contract sales price of $3.6 million. After customary closing costs, the net proceeds to the Fund were approximately $3.3 million.  While we had a simple annual average loss of 3.1%, the contract sales price was approximately $0.4 million more than our estimated valuation of the property at December 31, 2010.  In addition, we marketed this property for sale after the tenant’s renewal of the full-building lease through October 2021, making this the best time to sell this property and capture its value for unit holders.

On November 14, 2011, the Fund will make an initial distribution of $1.62 million, approximately one-half of the net sales proceeds to our unit holders of record as of November 1, 2011 via an initial special distribution of $0.38 per unit.  As the Fund winds down, it is prudent to maintain adequate cash reserves to facilitate the re-tenanting of the Fund’s Tucson Way property, which is currently 100% leased to a single tenant whose lease expires in April 2012.  For federal income tax purposes, we expect all of this distribution to qualify as a return of capital and, thus, should be a tax free distribution.  Final tax information on this sale and distribution will be included in the tax reports we issue for calendar year 2011.

As is customary in a direct investment real estate fund, as the Fund’s assets are disposed of, the estimated per-unit value is reduced by the amount of the special distributions that represent distributable sales proceeds.  With this $0.38 per unit initial distribution, the current estimated per-unit valuation of $3.83 will be adjusted to $3.45 and will be reflected on-line November 14, 2011 if you access your account electronically, and will be reflected in your year-end 2011 statement mailed in January 2012.  This estimated value may not reflect the amount you would obtain if you were to independently sell your units or if we liquidated our assets.  For a detailed description of the valuation methodologies used by the general partners and other limitations related to the estimated valuation, please refer to the description of the estimated valuation in our Annual Report on Form 10-K for the year ended December 31, 2010, filed by us with the Securities and Exchange Commission on April 15, 2011.  A copy of the Form 10-K is available without charge at the SEC’s website, www.sec.gov, or at www.behringerharvard.com.

The Behringer Harvard Mid-Term Value Enhancement Liquidating Trust portfolio, which at full investment consisted of six properties, now consists of two properties: Tucson Way in Denver, Colorado, and Parkway Vista in Plano, Texas. It is our intention to dispose of these properties during 2012 and distribute to investors the remaining proceeds of the Fund once all of its financial obligations have been met.

We appreciate your continued support of the Mid-Term Value Enhancement Liquidating Trust.

Sincerely,

Robert S. Aisner President and CEO Behringer Harvard Advisors I LP, Managing Trustee	Robert M. Behringer Chairman, Behringer Harvard Advisors I LP